Exhibit 99.3

Meta Platforms, Inc.

Offer to Exchange Exchange Notes Set Forth Below
Registered Under the Securities Act of 1933, as amended
for
Any and All Corresponding Original Notes Set Forth Opposite Below

Exchange Notes	CUSIP No.	Original Notes	CUSIP Nos.
3.500% Senior Notes due 2027	30303M 8G0	3.500% Senior Notes due 2027	30303M 8B1, U59197 AB6
3.850% Senior Notes due 2032	30303M 8H8	3.850% Senior Notes due 2032	30303M 8D7, U59197 AD2
4.450% Senior Notes due 2052	30303M 8J4	4.450% Senior Notes due 2052	30303M 8E5, U59197 AE0
4.650% Senior Notes due 2062	30303M 8K1	4.650% Senior Notes due 2062	30303M 8F2, U59197 AF7

To Registered Holders and The Depository
Trust Company Participants:

Enclosed are the materials listed below relating to the offer by Meta Platforms, Inc., a Delaware corporation (the “Company”), of new 3.500% Senior Notes due 2027 (the “2027 Exchange Notes”), 3.850% Senior Notes due 2032 (the “2032 Exchange Notes”), 4.450% Senior Notes due 2052 (the “2052 Exchange Notes”) and 4.650% Senior Notes due 2062 (the “2062 Exchange Notes” and, together with the 2027 Exchange Notes, the 2032 Exchange Notes and the 2052 Exchange Notes, the “Exchange Notes”), pursuant to an offering registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like principal amount of its issued and outstanding 3.500% Senior Notes due 2027 (the “2027 Original Notes”), 3.850% Senior Notes due 2032 (the “2032 Original Notes”), 4.450% Senior Notes due 2052 (the “2052 Original Notes”) and 4.650% Senior Notes due 2062 (the “2062 Original Notes” and, together with the 2027 Original Notes, the 2032 Original Notes and the 2052 Original Notes, the “Original Notes”) upon the terms and subject to the conditions set forth in the Company’s Prospectus, dated        , 2022 of the Company, and the related Letter of Transmittal (which together constitute the “Exchange Offer”).

Enclosed herewith are copies of the following documents:

1.	Prospectus dated , 2022;

2.	Letter of Transmittal;

3.	Instruction to Registered Holder and/or Book-Entry Transfer Participant from Owner; and

4.	Letter which may be sent to your clients for whose account you hold Original Notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client’s instruction with regard to the Exchange Offer.

We urge you to contact your clients promptly. Please note that the Exchange Offer will expire at 11:59 p.m., New York City time, on        , 2022 unless extended.

The Exchange Offer is not conditioned upon any minimum number of Original Notes being tendered.

Pursuant to the Letter of Transmittal, each holder of Original Notes will represent to the Company that (i) the holder is not an “affiliate” of the Company, (ii) any Exchange Notes to be received by it are being acquired in the ordinary course of its business, and (iii) the holder has no arrangement or understanding with any person to participate, and is not engaged and does not intend to engage, in a distribution (within the meaning of the Securities Act) of such Exchange Notes, (iv) the holder has full power and authority to tender, exchange, assign and transfer the Original Notes being tendered and (v) the Company will acquire good and unencumbered title to the Original Notes being tendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim when the Comp9903any accepts the Original Notes. If the tendering holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes, you will represent on behalf of such broker-dealer that the Original Notes to be exchanged for the Exchange Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes, such broker-dealer is not deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The enclosed Instruction to Registered Holder and/or Book-Entry Transfer Participant from Owner contains an authorization by the beneficial owners of the Original Notes for you to make the foregoing representations.

The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Original Notes pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Original Notes to it, except as otherwise provided in Instruction 10 of the enclosed Letter of Transmittal.

Additional copies of the enclosed material may be obtained from the undersigned.

Very truly yours,

U.S. Bank Trust Company, National Association

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF META PLATFORMS, INC. OR U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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